EXHIBIT 23(a)
                                                                   -------------





                        CONSENT OF INDEPENDENT AUDITORS'


     The Board of Directors
     Insilco Holding Co.:

     We consent to incorporation by reference in the registration statement Nos. 333-61809 and 333-61811 on Form S-8, and registration Nos. 333-63563 and 333-65039 on Form S-3 of Insilco Holding Co. of our report dated February 2, 2001, relating to the consolidated balance sheets of Insilco Holding Co. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Insilco Holding Co.

     /s/ KPMG LLP
     ---------------------------
     Columbus, Ohio
     March 27, 2001